Exhibit 99.1

Viasat Provides Update on Business Conditions

Dear Shareholders, Employees and Partners:

In response to a number of questions we have received from the investment community we wanted to share an update on our global business. We recognize this is a highly unusual business environment, as the COVID-19 outbreak has disrupted everyone’s day-to-day activities globally, while uncertainty around an end to the pandemic remains. However, we want to assure you that in this extraordinary situation, it is our mission to prioritize and serve the critical needs of all of our stakeholders. This includes ensuring that we, as a Company, are as transparent as possible.

We are working hard to ensure not just the health and safety of our employees, customers and partners but also our business. We remain focused on continuing our 34-year mission—leveraging our technology and services platform to keep our communities connected and informed.

As we approach the end of the fourth quarter of fiscal year 2020, we wanted to share an update on our business; reassuring our stakeholders-at-large how we are performing during this unique business climate. We are performing largely in line with our plans in our two largest businesses, broadband services and government. Looking across the Company’s primary businesses:

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Viasat’s residential broadband business is performing as expected to date. As announced earlier this week, we are participating in recommended federal programs to ensure our customers have access to connectivity as the COVID-19 situation unfolds.

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The Company expects fourth quarter results to include initial impacts to revenue from our commercial air connectivity business given significant disruption to the global airline industry, and these impacts, while somewhat unpredictable, will be more broadly felt in the coming weeks. As a reminder commercial air revenues represent less than 10% of total company revenues.

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The Government Systems business remains solid, with continued favorable demand trends for its products and services, and healthy backlog. The business has experienced some unanticipated administrative delays on certain contractual vehicles as government customers adjust to the challenges inherent in the current atypical remote work environment, with order and timing impacts expected to be immaterial and short-lived.

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In Commercial Networks, we are seeing good demand for advanced antenna products that is expected to partially offset lower commercial air terminal sales, which comprise a smaller portion of the segment’s revenue. The Company is continuing to execute on the ViaSat-3 satellite constellation.

Our near-term liquidity position is healthy, and, given the current uncertain environment, we have already begun to take appropriate cost actions to help mitigate potential impacts on our outlook, as well as evaluate the tools at our disposal to control operating and capital expenditures as needed.

The ultimate impacts of the COVID-19 pandemic are not determinable at this time, but our largest businesses are currently performing well. Most importantly, however, we are focused on the health and well-being of our employees and we are grateful for their efforts to continue delivering for Viasat in what is a trying time for all of us personally. We are complying with all public health directives and working to protect the safety of our people and their families while also providing the needed tools to remain productive remotely. We have also committed, in the near-term, to those non-salaried employees whose ability to perform normal duties is affected by COVID-19 that they will not be impacted financially.

We are committed as a company and as a management team to manage through this situation just as we have in previously difficult times. Our mission to build a business focused on the principle that global demand will continue to increase and that we have the most economic and advanced solution to address the areas of highest demand is still intact. We remain committed to serving discriminating residential customers, providing an “at home” like service to mobile platforms, serving our challenging government customers and enabling education, commerce and access to healthcare to many around the globe previously left behind.

Thank you for your interest in Viasat,

Rick Baldridge

President, COO and Director

Viasat, Inc.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Forward-Looking Statements

This update contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward looking statements include among others, statements about Viasat’s fourth quarter results; business update including expected performance in residential broadband, commercial air, government systems and commercial networks; liquidity, operating expenditures and capital expenditures. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: disruptions to business operations whether from travel restrictions, mandated quarantines or voluntary “social distancing” that affects employees, customers and suppliers; production delays, closures of manufacturing facilities, warehouses and logistics supply and distribution chains; staffing shortages; uncertainty regarding global macroeconomic conditions, particularly the uncertainty related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; our level of indebtedness and ability to comply with applicable debt covenants. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Copyright © 2020 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1-760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, +1-760-476-2633, IR@viasat.com